Exhibit 99.1

Perry Ellis International Announces Record Results for Fiscal Year 2008 and Provides Guidance for Fiscal Year 2009

•	Record Earnings per Fully Diluted Share at $1.80 – a 24% increase to reported and a 14% increase to proforma

•	Fiscal 2008 EBITDA Margin Improvement to 8.8% of Revenues

•	Announces Fiscal 2009 revenue guidance range of $910 million to $925 million – a 5% to 7% increase

•	Announces Fiscal 2009 earnings guidance range of $1.95 to $2.00 – an 8% to 11% increase

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2008”) and fiscal year ended January 31, 2008 (“fiscal 2008”).

Fiscal 2008 results

Fiscal 2008 total revenues grew to a record level of $863.9 million, a 4.1% increase compared to $829.8 million reported in the year ended January 31, 2007 (“fiscal 2007”), driven by growth in Perry Ellis Collection, Swim, Golf, Hispanic, Licensing and Retail businesses. Gross margin rose 52 basis points to 33.8% from 33.2% in fiscal 2007, driven by the Company’s focus on higher margin branded products.

“We had an outstanding year at Perry Ellis International. We attribute our success to initiatives aimed at expanding our growth platforms while reducing private label offerings.” said Oscar Feldenkreis, president and COO. “Our key growth platforms – Perry Ellis Collection, Swim, Golf, Hispanic, Licensing and Retail, are well positioned for future growth following a record performance in fiscal 2008.”

Fiscal 2008 EBITDA grew to a record $75.8 million, a $4.9 million or 6.8% increase over fiscal 2007 levels, and EBITDA margins improved 22 basis points to 8.8% of revenues. A table showing the reconciliation of EBITDA to net income is attached. Fiscal 2008 net earnings were $28.2 million compared to fiscal 2007 net earnings of $22.4 million and to pro forma net earnings of $24.4 million. This represents a 25.7% and 15.6% improvement over last year’s earnings, respectively. Pro forma results exclude the after tax impact of $1.9 million in debt extinguishment costs ($0.13 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes. A table showing the reconciliation of actual to pro forma results is attached. Earnings per diluted share were $1.80 for fiscal 2008, an increase of $0.35 or 24.1% compared to fiscal 2007 reported earnings per diluted share of $1.45. On a pro forma basis, fiscal 2008 diluted earnings per share of $1.80 represented an increase of $0.22 or 13.9% from diluted earnings per share of $1.58 last year.

The Company ended Fiscal 2008 in a very strong financial position. Strong cash flows allowed the Company to completely pay-off its revolving credit facility as of January 31, 2008, reducing its debt to total capital ratio to 39% from 49% in January 31, 2007. Working capital was also significantly improved. The Company finished the year with Inventories at $136.4 million, a reduction of $3.3 million or 2.3% compared to last year.

“We are proud of our fiscal 2008 results. We believe that our organic initiatives and strong financial discipline allow us to start fiscal 2009 in great financial shape and positioned to maximize market share during this difficult macroeconomic environment. Our positive outlook is a testament to the strength of our brands, growth platforms and diversified business model,” George Feldenkreis, chairman and CEO, commented.

Fourth Quarter Fiscal 2008 results

Overall, fourth quarter results were in line with management’s expectations. Fiscal 2008 fourth quarter total revenue was $212.3 million, an 8.3% decrease compared to $231.6 million reported in the fourth quarter of fiscal 2007. Although Perry Ellis, Swimwear, Golf, Retail and Licensing reported results at or above plan, this year’s fourth quarter results were negatively impacted by a $20 million reduction in the bottoms platform due to the previously announced deceleration in replenishment programs and the Company’s exit from a large mass merchant private label program. However, these reductions positively impacted gross margins, which improved to 35.4%, up 128 bps from 34.1% in the fourth quarter of fiscal 2007. Fourth quarter EBITDA was $23.4 million compared to $25.7 million, a $2.3 million reduction over the same period last year. EBITDA margin remained relatively flat at 11% of net revenues. A table showing the reconciliation of EBITDA to net income is attached. Net income was $9.9 million, an 8% reduction compared to $10.7 million reported in the fourth quarter of fiscal 2007, and fourth quarter of fiscal 2008 earnings were $0.65 per fully diluted share, a 4.4% decrease from $0.68 per fully diluted share reported in the fourth quarter of fiscal 2007.

Fiscal 2009 guidance

“In spite of a challenging retail environment, we are confident that our growth platforms and diversified strategy will deliver another record year for our company. We anticipate continuous growth in Perry Ellis, Swim, Golf, Action Sports, Hispanic and Retail businesses plus solid performances by our recently acquired Women’s Contemporary brands Laundry by Shelli Segal and C&C California,” George Feldenkreis commented.

The Company announced that for the twelve months ending January 31, 2009 (“fiscal 2009”) it anticipates revenue growth in the range of 5 - 7% to $910 - $925 million and earnings growth in the range of 8% - 11% to $1.95 - $2.00 per fully diluted share.

“We believe it is prudent to remain conservative in our business outlook for fiscal 2009, yet we are optimistic that we can expand our business in a difficult environment, given the strengths of our brands and offerings, as well as added growth from our recent acquisitions of C&C of California and Laundry. We look forward to updating you as to our progress as the year advances,” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Laundry® by Shelli Segal, C&C California®, Cubavera®, Munsingwear®, Savane®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:
	Three Months Ended January 31,		Year Ended January 31,
	2008	2007	2008	2007
Revenues
Net sales	$206,075	$225,869	$838,465	$807,616
Royalty income	6,263	5,714	25,401	22,226

Total revenues	212,338	231,583	863,866	829,842
Cost of sales	137,137	152,540	572,232	554,046

Gross profit	75,201	79,043	291,634	275,796
Operating expenses
Selling, general and administrative expenses	51,806	53,369	215,873	204,883
Depreciation and amortization	3,684	3,258	13,278	11,608

Total operating expenses	55,490	56,627	229,151	216,491

Operating income	19,711	22,416	62,483	59,305
Costs on early extinguishment of debt	—	—	—	2,963
Interest expense	3,704	5,464	17,594	21,114

Income before minority interest and income taxes	16,007	16,952	44,889	35,228
Minority interest	559	272	931	508
Income tax provision	5,588	5,969	15,785	12,311

Net income	$9,860	$10,711	$28,173	$22,409

Net income per share
Basic	$0.67	$0.73	$1.92	$1.55

Diluted	$0.65	$0.68	$1.80	$1.45

Weighted average number of shares outstanding
Basic	14,630	14,610	14,675	14,504
Diluted	15,165	15,824	15,657	15,455

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's)

BALANCE SHEET DATA:

	As of
	January 31, 2008	January 31, 2007
Assets
Current assets:
Cash and cash equivalents	$13,360	$4,514
Accounts receivable, net	138,086	157,420
Inventories, net	136,431	139,690
Other current assets	19,283	12,972

Total current assets	307,160	314,596

Property and equipment, net	78,954	71,989
Intangible assets, net	192,656	192,656
Other assets	7,495	13,965

Total assets	$586,265	$593,206

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$52,041	$44,295
Accrued expenses and other liabilities	27,945	31,914
Accrued interest	5,200	5,822
Unearned revenues	4,104	2,883

Total current liabilities	89,290	84,914

Long term liabilities:
Senior subordinated notes payable	149,244	149,079
Senior credit facility	—	61,347
Real estate mortgage	26,066	26,604
Deferred pension obligation	12,905	13,412
Unearned revenues and other liabilities	31,940	8,854

Total long term liabilities	220,155	259,296

Total liabilities	309,445	344,210

Minority interest	3,293	2,362

Stockholders' equity
Preferred stock	—	—
Common stock	147	146
Additional paid in capital	96,389	94,252
Retained earnings	179,561	151,388
Accumulated other comprehensive income	1,518	848

Total	277,615	246,634
Common stock in treasury	(4,088)	—

Total stockholders' equity	273,527	246,634

Total liabilities and stockholders' equity	$586,265	$593,206

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended January 31,		Year Ended January 31,
	2008	2007	2008	2007
Net income as reported	$9,860	$10,711	$28,173	$22,409
Plus:
Depreciation and amortization	3,684	3,258	13,278	11,608
Interest expense	3,704	5,464	17,594	21,114
Costs on early extinguishment of debt	—	—	—	2,963
Minority interest	559	272	931	508
Income tax provision	5,588	5,969	15,785	12,311

EBITDA	$23,395	$25,674	$75,761	$70,913

Gross profit	$75,201	$79,043	$291,634	$275,796
Less:
Selling, general and administrative expenses	(51,806)	(53,369)	(215,873)	(204,883)

EBITDA	$23,395	$25,674	$75,761	$70,913

Total revenues	$212,338	$231,583	$863,866	$829,842
EBITDA margin percentage of revenues	11.0%	11.1%	8.8%	8.5%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(amounts in 000's, except per share information)

(UNAUDITED)

	Three Months Ended January 31,		Year Ended January 31,
	2008	2007	2008	2007
Net income	$9,860	$10,711	$28,173	$22,409
Plus:
Effect of debt extinguishment costs, net of tax effect	—	—	—	1,953

Proforma net income	$9,860	$10,711	$28,173	$24,362

Diluted earnings per share	$0.65	$0.68	$1.80	$1.45
Plus:
Effect of debt extinguishment costs, net of tax effect	—	—	—	0.13

Proforma diluted earnings per share	$0.65	$0.68	$1.80	$1.58

(2)	Proforma net income and proforma diluted earnings per share for the year ended January 31, 2007, respectively, consists of net income and diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) or $0.13 per share net of taxes, respectively, for debt extinguishment costs related to the call of our $57 million senior secured notes. Neither proforma net income nor proforma diluted earnings per share is a measurement of financial performance under accounting principles generally accepted in the United States of America. Accordingly, you should not regard this figure as an alternative to actual net income and/or diluted earnings per share. Proforma net income and proforma diluted earnings per share are presented solely as a supplemental disclosure, because management believes it is useful to compare the Company's current results to the prior year results without the charge incurred during Fiscal 2007.